Exhibit to Accompany
Item 77J
Form N-SAR

The Bramwell Funds
(the "Funds")


According to the provisions of Statement of Position
93 - 2 (SOP 93 - 2) "Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by
Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at December
31, 2000, reclassifications were made to decrease accumulated net investment losses by $680,187 and $22,137, to increase (decrease) capital stock by $14,909,640 and $(22,137), and to decrease undistributed net realized gain on investments by $15,589,827 and $0 for the Growth Fund and Focus
Fund, respectively.

This reclassification has no impact on the net asset values of the Funds and is designed to present the Funds' capital accounts on a tax basis.
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